EXHIBIT 3.4

AMENDMENT NO. 1 TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

MONTANA MERGER SUB II, LLC

This AMENDMENT NO. 1 (this “Amendment”) to the Limited Liability Company Agreement (the “Agreement”) of Montana Merger Sub II, LLC (the “Company”) is entered into as of December 28, 2016, by MACOM Technology Solutions Holdings, Inc., a Delaware corporation and the sole member of the Company (the “Member”).

WHEREAS, the Company was formed by the filing of a certificate of formation (the “Certificate of Formation”) pursuant to the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. §18-101, et seq.) (the “Act”), on November 17, 2016;

WHEREAS, the Company amended the Certificate of Formation pursuant to the Act, on December 28, 2016 to change the name of the Company; and

WHEREAS, the Member desires to amend the Agreement to change the name of the Company effective as of the date first set forth above.

NOW THEREFORE, the Member hereby amends the Agreement pursuant to Section 18 thereof as follows:

1.	Amendments.

(a)	Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.	Name and Address. The name of the limited liability company is MACOM Connectivity Solutions, LLC. The principal office of the Company shall be at any location as approved by Board of Managers (as defined below).

(b)	All other references in the Agreement to “Montana Merger Sub II, LLC” are hereby deleted and replaced with “MACOM Connectivity Solutions, LLC.”

2.	No Other Amendments. Except as hereby amended, the Agreement shall remain in full force and effect.

3.	Governing Law. This Amendment and all disputes and controversies arising hereunder or relating hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of the date first written above.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.,

a Delaware corporation

By:	/s/ John Croteau
Name:	John Croteau
Title:	President and Chief Executive Officer